EXHIBIT 3
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            AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT

                  THIS AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT, dated as of August 18, 2000 (this "Agreement"), by and among HAVAS ADVERTISING, a societe anonyme organized under the laws of the French Republic (the "Parent"), and each of the other signatories hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, Parent, HAS Acquisition Corp. and Snyder Communications, Inc., a Delaware corporation (the "Company"), entered into an Amended and Restated Agreement and Plan of Merger dated as of August 3, 2000 and effective as of February 20, 2000 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

                  WHEREAS, each Stockholder is the beneficial owner of the number of shares ("Company Shares") of each class of capital stock of the Company entitled to vote set forth opposite such Stockholder's name in Schedule I hereto;

                  WHEREAS, approval and adoption of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

                  WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and has resolved and agreed to recommend to its stockholders that they approve and adopt the Merger Agreement, and such approval, adoption, resolution and agreement has not been withdrawn;

                  WHEREAS, certain Stockholders entered into a Company Stockholder Voting Agreement dated as of February 20, 2000 (the "Original Agreement") (i) as an inducement to Parent to enter into and execute the Merger Agreement and (ii) in reliance upon the representations, warranties, agreements and covenants of Parent set forth in the Merger Agreement;

                  WHEREAS, certain holders of shares of the capital stock of Parent have executed the Parent Stockholder Voting Agreement pursuant to which each such holder party thereto agreed to vote for the Capital Increase as an inducement to the Company to enter into and execute the Merger Agreement; and

                  WHEREAS, Parent and each Stockholder desire to amend and restate the Original Agreement as set forth herein.

                  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         Section 1 Agreement to Vote. Each Stockholder hereby agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, such Stockholder shall, from time to time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, in either case, prior to the earlier of the Effective Time and the termination of this Agreement, appear at such meeting or otherwise cause the Company Common Stock to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all Company Common

Stock, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or its wholly-owned affiliates (within the meaning of Rule 12b-2 under the 1934 Act) or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement. Each Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its wholly-owned affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote of the Company, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes or terms this Agreement or the Merger Agreement.

                  In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints, Parent and each of Jacques Herail and Bob Schmetterer in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Company Common Stock as indicated in this Section 1. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

                  Each Stockholder hereby revokes any and all previous proxies with respect to its Company Common Stock or any other voting securities of the Company that may relate to the approval of the Merger Agreement.

         Section 2. Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, each Stockholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Company Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Company Shares into a voting trust or enter into a voting agreement with respect to any Company Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement or the Company from performing the Company's obligations under the Merger Agreement.

         Section 3. Restriction on Transfer of Shares Parent ADSs. Each Stockholder agrees (a) not to effect any Disposition during the first one hundred eighty (180) days following the Effective Time of an aggregate number of Parent ADSs in excess of fifty (50%) percent of the Net Parent ADSs (as defined below) and (b) not to effect any Disposition during the first ninety (90) days following the Effective Time of an aggregate number of Parent ADSs in excess of the number of Parent ADSs deliverable by such Stockholder pursuant to the Forward Purchase Contracts (as defined below), excluding (in the case of clause
(b) only) any Parent ADSs sold pursuant to the immediately following sentence. During the period of ninety (90) days following the Effective Time, Parent shall use reasonable best efforts to facilitate or arrange a third party placement or underwriting of up to 50% of the Net Parent ADSs on terms acceptable to the Stockholders, with all out-of-pocket costs and expenses incurred in connection with any such placement or underwriting to be paid by Parent (and any underwriting commission or discount paid by the Stockholders). The Parent agrees that it will cooperate with the Stockholders and file any resale prospectus or registration statement as may reasonably be requested by the Stockholders with respect to the Parent ADSs received by the Stockholders in the Merger until such time as the Parent ADSs may be sold without restrictions under Rule 145(d), with all out-of-pocket costs and expenses incurred in connection with any such resale prospectus or registration statement to be paid by Parent (and any underwriting commission or discount paid by the Stockholders). For purposes of this Agreement, "Net Parent ADSs" means the difference of (i) the number of Parent ADSs received by such Stockholder in the Merger minus (ii) the number of Parent ADSs deliverable by such Stockholder pursuant to the Forward Purchase Contracts.

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For purposes hereof, "Forward Purchase Contracts" means (i) the Forward Purchase
Contract dated September 18, 1997 among the Snyder Strypes Trust, the Bank of
New York, as collateral agent and administrator, and D.M.S. Endowment, LLC, F.D. Sutton, LLC, A.O. Roberts, LLC and USN College Marketing, L.P. and (ii) the Purchase Agreements dated as of July 29, 1998 between Bear, Stearns & Co. Inc. and each of Daniel M. Snyder, Michele D. Snyder and USN College Marketing, L.P., respectively. Unless the Disposition of any Parent ADSs received by the Stockholders in the Merger is permitted pursuant to this Section 3, the certificates representing such Parent ADSs will bear an appropriate legend with respect to the restrictions set forth in this Section 3, and stop transfer instructions will be given to the transfer agent of Parent with respect to such Parent ADSs.

         Section 4. Non-Solicitation. Each Stockholder shall comply in all respects with the non-solicitation and other provisions of Section 5.05 of the Merger Agreement and the other provisions of the Merger Agreement related thereto, and shall not take any of the actions or do any of the things restricted or otherwise prohibited thereby.

         Section 5. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

         Section 6. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

                           (a) This Agreement has been approved by the Board of
                  Directors of Parent, representing all necessary corporate action on the part of Parent for the execution and performance hereof and thereof by Parent (no action by the stockholders of Parent being required).

                           (b) This Agreement has been duly executed and
                  delivered by a duly authorized officer of Parent.

                           (c) This Agreement constitutes the valid and binding
                  agreement of Parent, enforceable against Parent in accordance with its terms.

                           (d) The execution and delivery of this Agreement by
                  Parent does not violate or breach, and will not give rise to any violation or breach, of Parent's organizational documents, or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement or the Merger Agreement, any applicable law, Governmental Authority approval or contract by which Parent or its subsidiaries or their respective assets or properties may be bound.

         Section 7. Representations and Warranties of the Stockholders. Each Stockholder, as to such Stockholder only, represents and warrants to Parent as follows:

                           (a) Schedule I sets forth, opposite each
                  Stockholder's name, the number and type of Company Common Stock of which such Stockholder is the record or beneficial owner and the number of votes per share to which the Stockholder is entitled with respect to the Merger Agreement. Such Stockholder is the lawful owner of such Company Common Stock and has the sole power to vote (or cause to be voted) the Company Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither such Stockholder nor any of its wholly owned affiliates owns or holds any rights to acquire any additional shares of any class of Company Common Stock or other securities of the Company or any interest therein or any voting rights with respect to any additional shares of any class of Company Common Stock or any other securities of the Company.


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                           (b) This Agreement has been duly executed and
                  delivered by a duly authorized officer of such Stockholder or, if the Stockholder is a natural person, the Stockholder has the legal capacity to execute this Agreement.

                           (c) This Agreement constitutes the valid and binding
                  agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                           (d) The execution and delivery of this Agreement by
                  such Stockholder do not violate or breach, and will not give rise to any violation or breach, of such Stockholder's organizational documents, trust instrument or partnership agreement, to the extent applicable, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any applicable law, third party consent, approval, filing, registration or similar requirement of any governmental authority or any agreement or contract by which such Stockholder or its assets or properties are bound.

         Section 8. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. This Agreement shall continue in full force and effect despite any amendment or other modification of, or any consent or waiver under, the Merger Agreement; provided, however, (A) that any amendment by the parties to the Merger Agreement to (x) the Exchange Ratio or the Merger Consideration (as defined in Section 2.01(a) and Section 2.02(b), respectively, of the Merger Agreement), (y) Section 5.05 of the Merger Agreement (including the definition of "Acquisition Proposal" set forth in Section 5.05(c) thereof), or (z) Article 7 of the Merger Agreement entitled "Termination" or (B) the waiver on or prior to the Closing Date by the Company of any material condition precedent set forth in Article 6 of the Merger Agreement, shall require the written consent of the Stockholders, failing which this Agreement may be terminated in writing by any Stockholder who has not consented to such amendment or such waiver. In any event, if the Effective Time shall not have occurred on or before the End Date, this Agreement may be terminated in writing by any Stockholder and it shall be of no further force or effect as to such Stockholder.

         Section 9. Miscellaneous.

                  (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, confirmed facsimile or telex, or by first class mail (postage prepaid, return receipt requested), to the other party as follows:

                  if to Parent, to:

                  Havas Advertising 84 rue de Villiers 92683 Levallois-Perret Cedex France

                  with a copy to:

                  Hogan & Harton L.L.P. 555 13th Street, N.W. Washington, D.C. 20004 Attention: Bruce W. Gilchrist J. Warren Gorrell, Jr.

                  if to any Stockholder, to the address set forth on Schedule I hereto with respect to such Stockholder:

                  with a copy to:

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

                  Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Norman D. Chirite Facsimile: (212) 310-8007

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  (b) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  (d) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  (e) Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

                  (f) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles or policies of conflicts of laws thereof.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  (i) Submission to Jurisdiction; Waivers. Each of Parent and each Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or any Delaware state court, and each of Parent and each Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and each Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is

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

brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  (j) Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  (k) Expenses. Each of Parent and each Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company or in any capacity other than as a stockholder of the Company. Each Stockholder signs solely in his/her capacity as a record holder and beneficial owner of Company Shares and nothing herein shall limit or affect any actions taken by a representative of such Stockholder in such representative's capacity as an officer or director of the Company.

                  (m) Obligations Several. The obligations of each Stockholder under this Agreement shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder (or any Affiliate thereof) to comply with the terms and conditions of this Agreement.

                         [SIGNATURES BEGIN ON NEXT PAGE]



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


                  SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY STOCKHOLDER VOTING AGREEMENT

                  IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Company Stockholder Voting Agreement as of the date first above written.

                                   PARENT:

                                   HAVAS ADVERTISING

                                                  /s/ Jacques Herail
                                           By: _________________
                                                 Name: Jacques Herail
                                                 Title:Director-General

                                           STOCKHOLDERS:

                                           /s/ Daniel M. Snyder

                                           DANIEL M. SNYDER

                                           /s/ Michele D. Snyder

                                           MICHELE D. SNYDER

                                           /s/ Mortimer B. Zuckerman

                                           MORTIMER B. ZUCKERMAN

                                           /s/ Fred Drasner

                                           FRED DRASNER

                                           USN COLLEGE MARKETING, L.P.

                                           By: USN College Marketing, Inc.

                                                        /s/ Fred Drasner
                                           By: _________________
                                                   Name: Fred Drasner
                                                   Title:President

                                           D.M.S. ENDOWMENT, LLC

                                                      /s/ Daniel M. Snyder
                                           By: __________________
                                                   Name: Daniel M. Snyder
                                                   Title:
                                           F.D. SUTTON, LLC

                                                      /s/ Fred Drasner
                                           By: _________________
                                                   Name: Fred Drasner
                                                   Title:Member

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

                                           CHARLES E. SMITH JEWISH DAY
                                           SCHOOL OF GREATER
                                           WASHINGTON, INC.

                                                      /s/ Douglas J. Feith
                                           By: ____________
                                                   Name: Douglas J. Feith
                                                   Title:President





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                                   Schedule I

                        Ownership of Company Common Stock


                                                    Class
                                                     of
                                                   Company          Number of
Name and Address of Stockholder                  Common Stock        Shares
-------------------------------                  ------------        ------

Daniel M. Snyder                                    SNC             5,551,171
c/o Snyder Communications, Inc.
6903 Rockledge Drive
Bethesda, Maryland 20918                            CIRC            1,382,793

Michele D. Snyder                                   SNC             1,945,490
c/o Snyder Communications, Inc.
6903 Rockledge Drive
Bethesda, Maryland 20918                            CIRC            481,372

D.M.S. Endownment, LLC                              SNC             4,337,976
c/o Snyder Communications, Inc.
6903 Rockledge Drive
Bethesda, Maryland 20918                            CIRC            1,084,494

Fred Drasner                                        SNC             1,125,303
F.D. Sutton, LLC
c/o The Daily News
450 W. 33rd Street
New York, New York 10001                            CIRC            281,325

USN College Marketing L.P.                          SNC             5,290,939
450 West 33rd Street, 3rd Floor
New York, New York 10001                            CIRC            1,322,734

Charles E. Smith Jewish Day School of Greater       SNC             1,086,942
Washington, Inc
1901 East Jefferson Street
Rockville, Maryland 20852                           CIRC            271,736

Mortimer B. Zuckerman                               SNC             634,610
599 Lexington Avenue
Suite 1300
New York, New York 10022                            CIRC            158,652




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